EXHIBIT 13.3

Audited Financial Statements of Supreme Property, Inc. for year ended December 31, 2002

Richard Walker and Co. 433 East 75th Street Certified Public Accountant Chicago, Illinois 60619 Member - Illinois CPA Society (773) 846-6690 / Fax (773) 846-6688

Supreme Property, Inc.
431 E. 75th Street
Chicago, Illinois 60619

We have audited the accompanying financial statements of Supreme Property, Inc. (an Illinois corporation), as of December 31, 2002. The accompanying financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also included assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Supreme Property, Inc. as of December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

Richard Walker

Richard Walker & Co.
March 15, 2003

SUPREME PROPERTY, INC.
Consolidated Statement of Financial Position
As of December, 2002
	2000	2001	2002
ASSETS:		Audited	Audited
Current Assets:
Cash & Cash Equivalents	25,000	$ 730	$ 2,000
Marketable Securities	-	-	-
Accounts Receivable	-	57,277	-
Prepaid Expenses	-	734	-
Total Current Assets	25,000	58,011	2,000
Loans & Securities Investments:
Investments in Partnerships	-	-	-
Real Estate Loans	-	-	-
Real Estate Loans held for Sale	-	-	-
Investments in Affiliates	-	-	100,000
Total Loans & Securities Investments	-0-	-0-	100,000
Real Estate Investments:
Existing Properties	-	-0-	425,700
New Property Acquisitions	-	425,700	1,540,300
Gross Properties		425,700	1,966,000
Less: Accumulated Deprec.	-	(4,174)	(18,485)
Land & Other Non-Depreciable Property	-	-	-
Total Real Estate Investments	-0-	421,526	1,947,515

Total Investments before Loss Reserves	-0-	421,526	2,047,515
Less: Loan Loss Reserves		-0-	-0-
Total Investments	-0-	421,526	2,047,515
Other Assets:
Goodwill and Other Intangible Assets	30,000	30,000	30,000
Less: Amortization	-0-	(6,000)	(12,000)
Furniture/Fixtures/Equipment	6,000	9,140	11,140
Less: Accumulated Deprec.	-0-	(1,306)	(1,706)
Total Other Assets	36,000	31,834	27,434

TOTAL ASSETS	61,000	512,101	2,076,949
LIABILITIES:
Current Liabilities	-	16,044	5,064
Notes Payable	36,000	50,000	40,600
Mortgages Payable	-	288,900	1,255,000
Total Liabilities	36,000	354,944	1,300,664
SHAREHOLDER'S EQUITY:
Common Stock, $.001 par value 100,000,000 auth., 19,342,000 outstanding	10,000	10,000	19,342
Preferred Stock, 6.95% Series A, Convertible	-0-	-0-	-0-
Additional Paid In Capital	15,000	142,669	722,897
Retained Earnings (Deficit)	-0-	4,488	34,046
Total Shareholder Equity	25,000	157,157	776,285

TOTAL LIABILITIES & EQUITY	61,000	$ 512,101	$ 2,076,949

The accompanying notes are an integral part of these financial statements.

SUPREME PROPERTY, INC.
Statement of Earnings
For the years ending December 31, 2002
	2001	2002
	Audited	Audited
REVENUES:
Rental Income	-0-	$ 174,864
Mortgage Interest Income	-0-	-0-
Investment Income	-0-	-0-
Fee Income	166,748	84,835
Gain on Sale of Loans	-0-	-0-
TOTAL REVENUES	166,748	259,699

EXPENSES:
Salaries, Commissions, and Employee Benefits	80,617	49,553
General & Administrative	34,969	26,958
Property Operating Expenses	-0-	79,805
Interest Expense	34,402	43,723
Depreciation and Amortization	11,480	24,885
TOTAL EXPENSES	161,468	224,924

NET INCOME (LOSS) Before Taxes and Extraordinary Items	5,280	34,775
Provision for Income Taxes	(792)	(5,216)
Extraordinary Gains (Losses)	-0-	-0-
NET INCOME	4,488	29,558
Add: Depreciation and Amortization	11,480	24,885

FUNDS FROM OPERATIONS (FFO)	15,968	$ 54,444
Per Share Data -Basic
Weighted Average Common Shares Outstanding	10,000,000	19,342,000

NET INCOME (LOSS) Before Taxes and Extraordinary Items	$ 0.0005	$ 0.0019

NET INCOME	0.0004	0.0016

FUNDS FROM OPERATIONS (FFO)	$ 0.0009	$ 0.0028
Per Share Data -Diluted
Weighted Average Common Shares Outstanding	10,000,000	19,342,000

NET INCOME(LOSS) Before Extraordinary Items	$ 0.0005	$ 0.0019
Extraordinary Gains (Losses)
NET INCOME	0.0004	0.0016

FUNDS FROM OPERATIONS (FFO)	$ 0.0016	$ 0.0028

The accompanying notes are an integral part of these financial statements.

SUPREME PROPERTY, INC.
Statement of Cash Flows
For the years ending December 31, 2002
	2001	2002
	Audited	Audited
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	4,488	29,558
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & Amortization	11,480	26,191
(Increase) Decrease in Receivables	(57,277)	57,277
(Increase) Decrease in Prepaid Expenses	(734)	734
Increase ( Decrease) in Current Liabilities	16,044	(10,980)
NET CASH FROM OPERATING ACTIVITIES	(25,999)	102,780
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of Furniture/Fixtures/Equipment	(3,140)	(2,000)
Purchase of Real Estate Improvements	(425,700)	(1,114,600)
Purchase of Land	-	-
Investments in Partnerships	-	-
Purchase of Real Estate Loans	-	-
Real Estate Loans Originated	-	-
Investment in Affiliates	-	(100,000)
Proceeds from the Sale of:
Furniture/Fixtures/Equipment	-	-
Real Estate Improvements	-	-
Land	-	-
Partnership Interests	-	-
Real Estate Loans	-	-
Affiliates	-	-
NET CASH FROM INVESTING ACTIVITIES	(428,840)	(1,216,600)
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from:
Borrowings - Notes	25,000	-0-
Borrowings - Mortgages	288,900	430,432
Issuance of Common Stock	127,669	589,570
Issuance of Preferred Stock	-	-
Payments for:
Debt Repayment	(11,000)	(9,400)
Cash Dividends-Preferred	-	-
Cash Dividends-Common	-	-
Repurchase of Treasury Stock	-	-
NET CASH FROM FINANCING ACTIVITIES	430,569	1,010,602

Net Change in Cash	(24,270)	1,270
Cash Balance, January 1	25,000	730

Cash Balance, December 31	730	2,000

The accompanying notes are an integral part of these financial statements.

SUPREME PROPERTY, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2002

NOTE - 1 SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation. A summary of the significant accounting policies of Supreme Property, Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management which is responsible for their integrity and objectivity. The accounting policies use conform to generally accepted accounting principles which have been consistently applied in the preparation of these financial statements. The financial statements herein are presented using the accrual basis of accounting.

        Nature of Operations. The Company provides real property management, development, and brokerage services. The property management operations were discontinued in December,  2002.

        Investment in Affiliates. Investments in companies in which The Company has the ability to influence operations and finances are accounted for by the equity method. The Company  has one wholly-owned subsidiary, Supreme Capital Funding, Inc., of which it owns 100% of the outstanding common stock. As are result of applying the equity method, the investment in this company was originally recorded at cost. The subsidiary has not commenced operations, so there were no earnings or losses during the period to adjust to reflect the Company's share of such earnings or losses.

        Real Estate Investments. Real Estate Investments are recorded at cost. Accumulated Depreciation has been computed using the straight-line method, based on the an estimated useful life of 27.5 years.

        Notes Payable. Notes Payable includes $15,600 balance due on Supreme Property, Inc.'s purchase of substantially all of the assets from its predecessor company, Supreme Property Management & Sales, Inc., and a $25,000 note due to Thomas Elliott, President of Supreme Property, Inc.

        Mortgages Payable. Four(4) parcels of property are being purchase by Installment Agreement for Warranty Deed, over a term of thirty(30) years. The notes bear interest at the rate of 7% per annum. Principal and interest are payable in monthly installments of $8,349.55, with balloon payments of the outstanding principal on maturity dates in June, July, and August, of 2004.

        Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

NOTE - 2 EMPLOYEE BENEFIT PLAN

The Company maintains a non-qualified incentive employee benefit plan. The purpose of the plan is to provide a means of performance-based incentive compensation for the Company's key employees. Key employees may be issued shares of the Company's common stock or options to purchase common stock as part of their compensation package.

NOTE - 3 COMMITMENTS

        Employment Obligations. The Company has entered into automatically renewing, one-year employment agreements with its V.P. of Finance, V.P. of Property Management, and V.P. of Acquisitions. In the event of termination other than for cause, the contracted employee will receive a lump sum benefit equal to the average compensation in the three most highly compensated years. Upon termination, all options and rights to acquire common shares vest on the effective date of termination.

        Lease Obligations. In April, 2000, Supreme Property, Inc. began leasing office space at an annual rental rate based on the amount of square footage the Company occupies. The lease expires in April, 2004, with a five year renewal option. The annual rent is as follows:

2000	$ 4,950.
2001	6,900.
2002	7,200.
2003	7,500.
2004	1,950.
TOTAL	$ 28,500